ETHAN ALLEN INTERIORS INC.
                       Computation of Per Share Earnings



                                 Three Months Ended          Six Months Ended
                                     December 31,              December 31,
                                 1996        1995           1996        1995
                                 ----        ----           ----        ----

Primary Earnings Per Share:

      Average number of
        shares outstanding   14,388,000  14,395,000     14,363,000   14,375,000

      Treasury stock           (518,000)   (134,000)      (524,000)    (134,000)

      Net effect of common
        stock equivalents       751,000     211,000        788,000      295,000
                             ----------   ---------      ---------   ----------

      Average number of
        shares - primary     14,621,000  14,472,000     14,627,000   14,536,000


      Net income available
        to common
        shareholder         $12,227,000 $ 7,841,000     $21,010,000 $12,341,000
                            =========== ===========     =========== ===========


      Per Share Data

      Net income per common
      share                 $     0.84  $      0.54     $      1.44 $      0.85
                            =========== ===========     =========== ===========



Earnings Per Common Share:

      Earnings per common share are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The Company has issued stock options and warrants which are the Company's only common stock equivalents.

Fully Diluted Earnings Per Share:

      Fully diluted earnings per share is within 3% of primary earnings per share for all periods presented.